Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT by and between Computer Programs and Systems, Inc. (the “Company”), and J. Boyd Douglas, Jr. (“Executive”) (collectively, the “Parties”) is entered into as of May 2, 2022 (the “Effective Date”).

WHEREAS, Executive will continue to be employed by the Company as President and Chief Executive Officer (“CEO”) through June 30, 2022 and subsequently as Senior Advisor to the Company through December 31, 2022, and the Parties desire to set forth the terms and conditions of such employment and establish certain post-employment matters.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1. Employment. The Parties agree that Executive will continue to be employed by the Company as President and CEO through June 30, 2022 and subsequently as Senior Advisor to the Company through December 31, 2022, as more specifically described in Sections 2 and 3 of this Agreement, all in accordance with and subject to the terms and conditions set forth in this Agreement.

2. Term of Employment.

(a) Executive shall continue to serve as President and CEO of the Company from the Effective Date through June 30, 2022 (such period during which Executive remains employed by the Company in such capacity, the “CEO Term”) and shall serve as Senior Advisor to the Company from July 1, 2022 through December 31, 2022 (such period during which Executive remains employed by the Company in such capacity, the “Advisory Term,” and together with the CEO Term, the “Term”).

(b) Except as otherwise provided herein, the termination of Executive’s employment hereunder shall not relieve any Party of any obligations that may have accrued under this Agreement prior to such expiration or termination or that, by their nature, survive such expiration or termination of this Agreement, including without limitation the terms and conditions of Sections 6, 7 and 8 of this Agreement.

3. Services; Related Agreements.

(a) During the CEO Term, Executive agrees to continue to perform such duties and exercise such supervision with regard to the business of the Company as are commensurate with such position and as historically provided by Executive, including such duties as may be reasonably prescribed from time to time by the Board of Directors of the Company (the “Board”). During the Advisory Term, Executive agrees to provide advisory services on a non-exclusive basis to the Company and its officers, particularly with respect to the transition of the CEO role, including such duties as may be reasonably prescribed from time to time by the Board (as such services may be modified by mutual agreement by the Parties, and together with the services performed during the CEO Term, the “Services”). It is reasonably anticipated and expected that during Executive’s service as a Senior Advisor during the Advisory Term,

Executive will perform more than twenty percent (20%) of the average level of bona fide services performed over the 36-month period immediately preceding the Advisory Term. During the Term, Executive agrees: (i) to devote sufficient time and efforts to performing and providing the Services and all other duties of Executive described in this Agreement as the Company may request; and (ii) to act in good faith at all times in rendering such Services for and on behalf of the Company and performing all other duties required of Executive under this Agreement. During the Advisory Term, Executive may perform his responsibilities hereunder remotely from a location of his choosing.

(b) During the CEO Term, Executive agrees to continue to serve (without additional compensation) as a member of the Board and, as applicable, as an officer or director of any subsidiary or affiliate of the Company. Upon termination of Executive’s employment, Executive shall immediately resign all positions with the Company, including as a member of the Board, and any of the Company’s subsidiaries and affiliates. The Company and its subsidiaries and affiliates are herein referred to collectively as the “Company Group.”

4. Compensation. As consideration for the Services rendered by Executive, the Company agrees to compensate and reimburse Executive as follows, subject to Executive’s continued employment with the Company through the Term:

(a) Compensation during the Term:

(i) Executive shall continue to receive his annual base salary in effect as of the Effective Date, which shall be paid in accordance with the customary payroll practices of the Company.

(ii) Executive shall be entitled to earn the cash bonus award granted to Executive on March 7, 2022, for the performance period commencing on January 1, 2022 and ending on December 31, 2022 (the “Bonus Performance Period”), pursuant to the terms of the Performance-Based Cash Bonus Award Agreement, dated March 7, 2022, by and between the Parties, which bonus shall be paid, if earned, in accordance with the terms thereof at a time consistent with other executive officers of the Company, but no later than March 15, 2023. For the sake of clarity, Executive’s Continuous Service (as used therein) is not anticipated to terminate prior to the last day of the Bonus Performance Period.

(iii) Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures and Section 11(l), as applicable.

(b) Compensation following the Term:

(i) Subject to Executive’s continued compliance with Sections 6, 7 and 8, if Executive timely elects medical and/or dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the COBRA premium paid by Executive for such medical and/or dental continuation coverage, which reimbursement shall be limited to the employer portion of the monthly health and/or dental premium (as applicable) that the Company pays on behalf of active employees (the “COBRA Payment”). Executive shall provide evidence to the Company of such premium payment no later than the last day of the month following the month of applicable coverage. If Executive timely remits evidence of the applicable premium payment to the Company, the Company shall pay Executive the COBRA Payment no later than the last day of the second calendar month following the month of applicable coverage. Executive shall be eligible to receive such COBRA Payments for the coverage continuation period that extends until the earliest of: (x) June 30, 2024; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

(ii) Except as otherwise set forth herein, subject to Executive’s continued compliance with Sections 6, 7 and 8, during the period from the Effective Date through June 30, 2024 (the “Restricted Period”), Executive shall continue to be entitled to earn Executive’s outstanding performance share awards, and Executive’s outstanding unvested shares of restricted stock shall continue to vest, in each case according to the terms applicable to such awards (collectively, the “Outstanding Equity”) as set forth in the relevant award agreements between the Parties; provided, however, that any requirement in the award agreements that Executive remain employed through the last day of a performance period or on a vesting date, as applicable, shall no longer apply; provided further, that any provisions in the award agreements for the Outstanding Equity which would prorate or otherwise reduce the number of shares that would be earned or vested under such award upon Executive’s death or Disability shall also no longer apply. A list of the Outstanding Equity awards is attached as Schedule I. Notwithstanding anything in this Agreement to the contrary, if (y) Executive’s employment is terminated prior to December 31, 2022 voluntarily by Executive or by the Company for Cause (as defined herein) or (z) Executive materially violates of any of the restrictive covenants set forth in Sections 6, 7 and 8 of this Agreement which violation, if curable, has not been cured within 30 days after notice from the Company to Executive, Executive shall be deemed to have forfeited the right to the Outstanding Equity as of the date Executive’s employment is terminated or such restrictive covenant is violated, as applicable. The Parties agree to enter into one or more agreements or instruments and to take such other actions as necessary in order to amend the relevant award agreements in accordance with this Section 4(b)(ii).

(iii) The Company’s obligation to provide the COBRA Payment and the Executive’s right to the Outstanding Equity are conditioned on Executive’s or Executive’s legal representative’s timely execution, delivery, and non-revocation of a separation agreement and general release of claims (and the expiration of any revocation period contained therein) related to or arising from Executive’s employment with the Company or the termination of employment, for claims against the Company Group (and their respective officers and directors) in a customary form to be mutually agreed upon by Executive and the Company (the “Release”), within sixty (60) days following the earlier of the end of the Term or Executive’s termination of employment by the Company without Cause (as applicable) (such sixty (60) day period the “Release Execution Period”). The Release shall be provided by the Company to Executive within five (5) days following the earlier of the end of the Term or Executive’s termination of employment by the Company without Cause (as applicable). If Executive should fail to timely execute (or revokes) such release within sixty (60) days following the end of the Term, the Company shall not have any obligation to provide the COBRA Payment and Executive shall not be entitled to any unvested or unpaid portion of the Outstanding Equity following the Release Execution Period. If Executive executes the release within such sixty (60) day period and does not revoke the release within seven (7) days following the execution of the release, the COBRA Payment and the Outstanding Equity will be provided in accordance with Sections 4(b)(i) and 4(b)(ii), as applicable.

5. Termination of Employment.

(a) If Executive’s employment is terminated by the Company for Cause (defined below) or voluntarily by Executive, in either event prior to the end of the Term, Executive shall not be entitled to any of the compensation set forth in Section 4 of this Agreement except any accrued and unpaid obligations of the Company under Sections 4(a)(i) and (iii).

(b) If Executive’s employment is terminated by the Company without Cause, or due to the death or Disability (as defined in the Computer Programs and Systems, Inc. Amended and Restated 2019 Incentive Plan) of Executive, Executive shall be entitled to the compensation set forth in Section 4 of this Agreement as if Executive’s employment had continued through the end of the Term.

(c) For purposes of this Agreement, “Cause” means: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate (as defined therein); (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

6. Non-Disclosure and Non-Use of Confidential Information; Proprietary Rights.

(a) Executive shall not disclose or use at any time, either during the Term or at any time thereafter, any Confidential Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company Group that Executive may then possess or have under Executive’s control; provided, that Executive may retain his Company-provided laptop computer, iPad and mobile phone (including phone number) provided that Executive deletes the Confidential Information therefrom.

(b) Executive recognizes that the Company Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company Group and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company Group. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment with the Company, or involving the use of the time, materials or other resources of the Company Group, shall be promptly disclosed to the Company Group and shall become the exclusive property of the Company Group, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(c) For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company Group concerning the business or affairs of the Company Group; products or services; fees, costs and pricing structures; designs; analyses; drawings, photographs and reports; computer software, including operating systems, applications and program listings; flow charts, manuals and documentation; databases; accounting and business methods; inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; customers and clients and customer or client lists; other copyrightable works; all production methods, processes, technology and trade secrets; and all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(d) For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

7. Non-Solicitation. In consideration of Executive’s employment and receipt of payments hereunder, during the Restricted Period, Executive shall not directly, or indirectly through another person, (i) induce or attempt to induce any employee, representative, agent or consultant of the Company Group to leave the employ or services of the Company Group, or in any way materially interfere with the relationship between the Company Group and any employee, representative, agent or consultant thereof, (ii) hire any person who was an employee, representative, agent or consultant of the Company Group at any time during the six-month period immediately prior to the date on which such hiring would take place or (iii) directly or indirectly call on, solicit or service any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company Group with whom he had direct or indirect contact or about whom he may have acquired any knowledge while employed by the Company in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company Group, or in any way materially interfere with the relationship between any such customer, supplier, licensee, licensor, representative, agent or business relation of the Company Group. The provisions of this Section (7)(i) and (ii) shall apply only to such employees, representatives, agents or consultants of the Company Group who held or hold at the relevant time a position uniquely essential to the management, organization or service of the Company Group. No action by another person or entity shall be deemed to be a breach of this provision unless Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

8. Non-Competition; Non-Disparagement.

(a) Executive hereby acknowledges that it is familiar with the Confidential Information of the Company Group. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide services to any person competing with the Company Group engaged in a similar business and that such competition by Executive would result in a significant loss of goodwill by the Company. Therefore, Executive agrees that during the Restricted Period, Executive shall not (and shall cause each of Executive’s or his affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly, in the business of the Company Group as conducted or proposed to be conducted as of the end of the CEO Term; provided, that nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as Executive does not have any active participation in the business of such corporation.

(b) During the Term and at all times thereafter, neither Executive nor Executive’s agents, on the one hand, nor the Company formally, or its executives or Board, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or Executive’s agents, the Company Group or any of the Company Group’s officers, directors or employees). The foregoing shall not be violated by truthful (i) responses to legal process or governmental inquiry, (ii) statements made to defend or enforce rights under this Agreement or (iii) private statements to the Company Group or any of the Company Group’s officers, directors or employees; provided, that, in the case of Executive, with respect to clause (iii), such statements are made in the course of carrying out Executive’s duties pursuant to this Agreement.

9. Enforcement; Tolling; Blue Pencil.

(a) If Executive commits a breach of any of the provisions of Sections 6, 7 or 8 of this Agreement, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company Group are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company Group and that money damages will not provide an adequate remedy to the Company Group. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement (without posting a bond or other security) if the Company establishes a violation of Sections 6, 7 or 8 of this Agreement. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ SECTIONS 6, 7 AND 8 AND HAS HAD THE OPPORTUNITY TO REVIEW SUCH PROVISIONS WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

(b) The periods during which the covenants set forth in Sections 6, 7 and 8 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of any such covenants, to the extent permitted by applicable law.

(c) If, at any time, the provisions of Sections 6, 7 or 8 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

10. Compensation Recovery Policy. If any of the Company’s financial statements are required to be restated due to errors, omissions, fraud or misconduct (including, but not limited to, circumstances where the Company has been required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, as enforced by the Securities and Exchange Commission), the Compensation Committee or the Board may, in its sole discretion but acting in good faith, direct that the Company recover all or a portion of any cash incentive or equity compensation paid to Executive with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement; provided, that any amounts the Company recovers pursuant to this Section 10 are proportional to amounts the Company also recovers from its executive officers generally in connection with such restatement.

11. Miscellaneous Provisions.

(a) Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter of this Agreement; provided, that Executive’s cash bonus award granted on March 7, 2022, and the award agreements governing the Outstanding Equity awards listed on Schedule I hereto shall remain in full force and effect except as expressly modified by the terms of this Agreement.

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e) Enforcement.

(i) Arbitration. Except for disputes arising under Sections 6, 7 or 8 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in Alabama (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding, the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each Party shall bear its litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its reasonable attorney’s fees and costs. Upon the request of any of the Parties, at any time prior to the beginning of the arbitration hearing, the Parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs.

(ii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via e-mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via e-mail, five (5) days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Computer Programs and Systems, Inc.

54 St. Emanuel Street

Mobile, AL 36602

Attention: Chief Financial Officer

Matt.chambless@cpsi.com

with a copy (which shall not constitute notice) to:

Maynard, Cooper & Gale, P.C.

1901 Sixth Ave. North

Suite 1700

Birmingham, AL 35203

Attention: Timothy W. Gregg

Tgregg@maynardcooper.com

If to Executive, to:

Executive’s home address most recently on file with the Company.

(h) Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(j) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(k) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(l) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company, Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and not paid or provided (or commence, in the case of installments) until the first regular payroll date of the seventh month following Executive’s “separation from service” or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its officers, directors, employees or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and the foregoing parties shall not have any liability or obligation to indemnify Executive for the failure of the terms of this Agreement as written or as administered to comply with, or be exempt from, the provisions of Code Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be duly executed as of the Effective Date.

THE COMPANY:

COMPUTER PROGRAMS AND SYSTEMS, INC.

By: /s/ Matt J. Chambless
Name: Matt J. Chambless
Title: Chief Financial Officer

EXECUTIVE:

/s/ J. Boyd Douglas, Jr.
J. Boyd Douglas, Jr.

Schedule I

Outstanding Equity

Grant Date	Award Type
3/6/2020	Time-Based Restricted Stock
3/6/2020	PSA
3/8/2021	Time-Based Restricted Stock
3/8/2021	PSA
3/7/2022	Time-Based Restricted Stock
3/7/2022	PSA